Global Self Storage Reports Record Third Quarter 2019 Results
Same-store Revenues in Q3 2019 up 6.3% to $2.2 million, Driving Same-Store Net Operating Income up 3.6% to $1.3 Million

New York, NY – November 14, 2019 – Global Self Storage, Inc. (NASDAQ: SELF) a real estate investment trust that owns, operates, manages, acquires, develops and redevelops self-storage properties, reported results for the third quarter and nine months ended September 30, 2019. All quarterly and nine-month comparisons are to the same period in 2018 unless otherwise noted.

Q3 2019 Highlights
•	Total revenues increased 6.3% to $2.2 million.
•	Net income increased 179% to $249,000 or $0.03 per share.
•	Funds from operations (FFO) declined 23.6% to $473,000 or $0.06 per diluted share, primarily due to increased store property tax and certain G&A expenses as described below.
•	Adjusted FFO (AFFO) declined 12.9% to $575,000 or $0.08 per diluted share (see definition of FFO and AFFO, both non-GAAP terms, and their reconciliation to GAAP, below).
•	Same-store revenues increased 6.3% to $2.2 million.
•	Same-store net operating income (NOI) increased 3.6% to $1.3 million.
•	Same-store occupancy at September 30, 2019 decreased 30 basis points to 92.8% from 93.1% at September 30, 2018.
•	Same-store average tenant duration of stay at September 30, 2019 was approximately 3.1 years, up 6.9%.
•	Maintained quarterly dividend of $0.065 per share.

Nine Month 2019 Highlights
•	Total revenues increased 6.7% to $6.4 million.
•	Net income increased 5.5% to $574,000 or $0.08 per share.
•	FFO declined 20.1% to $1.3 million or $0.17 per diluted share, primarily due to the increased store property tax and certain G&A expenses as described below.
•	AFFO declined 10.1% to $1.5 million or $0.20 per diluted share.
•	Same-store revenues increased 6.7% to $6.4 million.
•	Same-store NOI increased 4.3% to $3.7 million.
•	Same-store occupancy at September 30, 2019 decreased 30 basis points to 92.8% from 93.1% at September 30, 2018.
•	Same-store average tenant duration of stay at September 30, 2019 was approximately 3.1 years, up 6.9%.
•	Distributed dividends of $0.195 per share of common stock.
Management Commentary
“For the third quarter and nine months ended September 30, 2019, we grew our top-line results by increasing same-store revenues and same-store NOI,” said Global Self Storage’s president and CEO, Mark C. Winmill. “The growth was due primarily to an increase in rental revenue and the successful lease-up of our Merrillville store expansion.
“Our internet and digital marketing initiatives also helped maintain our overall same-store average occupancy at around 93%, and our strong customer service efforts helped drive referrals for rentals and related products and services.
“Other contributing factors to our positive results were our proprietary competitor analysis, which keeps our storage unit move-in rates ‘in the market,’ and our well-tuned revenue rate management program, which helps us incrementally increase existing tenant rates while maintaining or increasing occupancy.

“We have also been advancing our strategic acquisition program, and we recently entered into a purchase agreement to acquire a self-storage property located in West Henrietta, New York, with 458 units and 46,850 net leasable square feet. We expect to close the acquisition before the end of the fourth quarter of 2019.
 “Nearly the full amount of our $10 million credit facility also remains available to support new acquisitions and expansion projects, providing us the continued flexibility to acquire new properties and expand existing properties. We can also use the credit facility for entering into joint ventures to acquire new properties where we can enhance NOI through our professional third-party management platform.
“We also continue to make progress in the construction of an expansion at our Millbrook, New York property, which is designed to add 16,500 gross square feet of new climate-controlled storage units. Climate controlled storage units command higher rental fees and produce greater margins than non-climate-controlled storage units. We currently anticipate that the construction will be completed approximately nine to 12 months from project commencement and believe construction completion will be followed by a successful lease up campaign.

“We are actively marketing our third-party management platform to developers, single-property self-storage operators, and small-portfolio self-storage operators. We recently signed our first self-storage client under our new third-party management platform. The 134,318-leasable square foot property, which will be rebranded as ‘Global Self Storage,’ is comprised of 618 climate-controlled and non-climate-controlled units located in Edmond, Oklahoma. We believe that our third-party management platform will provide an additional revenue stream through management fees and tenant insurance premiums and will help expand our brand awareness, as well as also allow us to build a captive acquisition pipeline.
“Looking ahead, we expect our rental income growth to be driven by existing tenant rent increases, higher rental rates for new tenants, lower promotional discounts and higher occupancies. We will remain focused on our strategy of targeting underserved markets in the Northeast, Mid-Atlantic and Midwest, which together with our effective management programs has continued to produce industry-leading same-store revenue and strong NOI results.”

Q3 Financial Summary

Total revenues increased 6.3% to $2.2 million in the third quarter of 2019, as compared to $2.1 million in the same period last year. The increase was primarily due to revenue generated by the Merrillville expansion and increased rental income. The increase was also attributed to additional ‘other property related income’ that resulted from increased insurance participation.

Total operating expenses in the third quarter of 2019 increased 15.2% to $1.8 million, as compared to $1.6 million in the same period last year. The increase was primarily due to increased expenses associated with higher store property tax expenses and increases in certain general and administrative expenses. The company continues to appeal property tax assessments, but there is no guarantee such assessments will be reduced.

Operating income decreased 23.6% to $360,000 in the third quarter of 2019, as compared to $472,000 in the same period last year. The decrease in operating income was driven primarily by increased expenses as discussed above.

Net income increased 178.9% to $249,000, as compared to net income of $89,000 in the same period last year.

Q3 Same-Store Results
At September 30, 2019, Global Self Storage owned 11 same-store properties and zero non same-store properties. Therefore, all results of owned properties are same-store and no non-same-store results are reported.

For the third quarter of 2019, same-store revenues increased 6.3% to $2.2 million compared to $2.1 million for the same period last year. The increase was driven primarily by rental income growth. The increase was also attributed to additional ‘other property related income’ that resulted from increased insurance participation.

Same-store cost of operations in the third quarter increased 10.6% to $869,000, compared with $786,000 in the same period last year. The increase was primarily driven by increased store property taxes.

Same-store NOI increased 3.6% to $1.32 million in the third quarter of 2019, compared with $1.27 million for the same period last year. The increase was due primarily to an increase in rental and occupancy rates and the successful lease-up of the company’s Merrillville store expansion.

Same-store occupancy at September 30, 2019 decreased 30 basis points to 92.8% from 93.1% at September 30, 2018.

Same-store average tenant duration of stay at September 30, 2019 was approximately 3.1 years, up 6.9% as compared to approximately 2.9 years at September 30, 2018.

For a reconciliation of net income to same-store net operating income, see “Reconciliation of GAAP Net Income to Same-Store Net Operating Income,” below.

Q3 Operating Results
Net income in the third quarter of 2019 increased 178.9% to $249,000, as compared to net income of $89,000 for the third quarter of 2018.

General and administrative expenses totaled $533,000 in the third quarter of 2019 compared with $436,000 in same period last year. The increase is primarily attributable to increased employee compensation expenses, as well as to increased legal expenses attributable to store acquisition activities.

Business development costs for the third quarter of 2019 totaled $73,000 compared with $15,000 in the same period last year. The increase is primarily attributable to the recording of expenses related to potential store acquisitions and third-party management marketing expenses.

Interest expense for the third quarter of 2019 was $256,000 compared to $220,000 in the year-ago period. The increase was solely attributable to the amortization of credit revolver issuance costs and interest expense on funds drawn on the credit revolver.

FFO decreased 23.6% to $473,000 or $0.06 per diluted share, as compared to FFO of $619,000 or $0.08 per diluted share in the same period last year. The decrease is primarily due to increased store property tax expenses and increases in certain general and administrative expenses.

AFFO in the third quarter of 2019 decreased 12.9% to $575,000 or $0.08 per diluted share, as compared to AFFO of $661,000 or $0.09 per diluted share in the same period last year.

Nine Month Financial Summary
Total revenues increased 6.7% to $6.4 million in the nine months ended September 30, 2019, as compared to $6.0 million in the same period last year. The increase was primarily due to revenue generated by the Merrillville expansion and increases in rental and occupancy rates.
Total operating expenses increased 12.5% to $5.5 million in the nine months ended September 30, 2019, from $4.9 million in the same year-ago period. The increase was primarily due to increased expenses associated with higher store property tax expenses.
Operating income decreased 18.2% to $940,000 in the nine months ended September 30, 2019 versus $1.1 million in the same period last year. The decrease in operating income was driven primarily by increased expenses as discussed above.
Net income in the nine months ended September 30, 2019 was $574,000, or $0.08 per basic and diluted share, as compared to net income of $544,000, or $0.07 per basic and diluted share for the nine months of 2018.
Nine Month Same-Store Results
At September 30, 2019, Global Self Storage owned 11 same-store properties and zero non same-store properties. Therefore, all results of owned properties are same-store and no non-same-store results are reported.
For the nine months ended September 30, 2019, same-store revenues increased 6.7% to $6.4 million compared to $6.0 million for same year-ago period. The increase was driven primarily by the additional income from the Merrillville expansion and rental income growth.
Same-store cost of operations in the nine months ended September 30, 2019, increased 10.0% to $2.7 million compared with $2.5 million in the same period last year. The increase was primarily driven by increased store property taxes.
Same-store NOI increased 4.3% to $3.7 million compared with $3.6 million for the same period last year. The increase was due primarily to an increase in rental rates and the successful lease-up of the company’s Merrillville store expansion.
Same-store occupancy at September 30, 2019 decreased 30 basis points to 92.8% from 93.1% at September 30, 2018.

Same-store average tenant duration of stay at September 30, 2019 was approximately 3.1 years, up 6.9% as compared to approximately 2.9 years at September 30, 2018.

For a reconciliation of net income to same-store net operating income, see “Reconciliation of GAAP Net Income to Same-Store Net Operating Income,” below.

Nine Month Operating Results
Net income in the nine months ended September 30, 2019, increased 5.5% to $574,000, as compared to net income of $544,000 for the nine months of 2018.
General and administrative expenses totaled $1.6 million in the nine months ended September 30, 2019, compared with $1.4 million in the same period last year, an increase of 21.1%. The increase was primarily attributable to increased employee compensation expenses, as well as to increased legal expenses attributable to store acquisition activities.
Business development costs for the nine months ended September 30, 2019, totaled $96,000 compared with $25,000 in the year-ago period. The increase is primarily attributable to the recording of expenses related to potential store acquisitions and third-party management marketing expenses.
Interest expense for the nine months ended September 30, 2019, was $773,000 compared to $660,000 in the year-ago period. The increase was solely attributable to the amortization of credit revolver issuance costs and interest expense on funds drawn on the credit revolver.
FFO in the nine months ended September 30, 2019 decreased 20.1% to $1.3 million or $0.17 per diluted share, as compared to FFO of $1.6 million or $0.21 per diluted share in the same period last year. The decrease is primarily due to increased store property tax expenses and increases in certain general and administrative expenses.
AFFO in the nine months ended September 30, 2019 decreased 10.1% to $1.5 million or $0.20 per diluted share, as compared to AFFO of $1.7 million or $0.22 per diluted share in the same period last year.

Q3 and Nine Month FFO and AFFO

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2019	2018	2019	2018
Net income	$249,233	$89,368	$573,901	$543,969
Eliminate items excluded from FFO:
Unrealized loss (gain) on marketable equity securities	(127,820)	180,021	(355,102)	4,579
Depreciation and amortization	351,711	349,507	1,056,087	1,047,553
FFO attributable to common stockholders	473,124	618,896	1,274,886	1,596,101
Adjustments:
Compensation expense related to stock-based awards	29,430	26,729	135,320	54,041
Business Development, Capital Raising, Store Acquisition, and Third-Party Management Marketing Expenses	72,691	15,000	95,985	25,000
AFFO attributable to common stockholders	$575,245	$660,625	$1,506,191	$1,675,142

Earnings per share attributable to common stockholders - basic	$0.03	$0.01	$0.08	$0.07
Earnings per share attributable to common stockholders - diluted	$0.03	$0.01	$0.08	$0.07
FFO per share - diluted	$0.06	$0.08	$0.17	$0.21
AFFO per share - diluted	$0.08	$0.09	$0.20	$0.22

Weighted average shares outstanding - basic	7,646,875	7,623,182	7,639,588	7,620,747
Weighted average shares outstanding - diluted	7,652,257	7,626,286	7,640,874	7,621,769

Dividends
On September 3, 2019, the company declared a quarterly dividend of $0.065 per share, consistent with the quarterly dividend for the year ago and previous quarter.

For the nine months ended September 30, 2019, the company distributed dividends of $0.195 per share of common stock.

Balance Sheet
At September 30, 2019, cash, cash equivalents and marketable securities totaled $3.0 million, compared to $2.9 million at June 30, 2019. As of September 30, 2019, the company had withdrawn proceeds of $380,000 under its $10 million revolving credit facility with $9.6 million remaining unutilized.

Additional Information
More information about the company’s third quarter and nine months of 2019 results, including financial statements and related notes, is available on Form 10-Q as filed with the Securities and Exchange Commission and available in the investor relations section on the company’s website.

About Global Self Storage
Global Self Storage is a self-administered and self-managed REIT that owns, operates, manages, acquires, develops and redevelops self-storage properties. The company’s self-storage properties are designed to offer affordable, easily accessible and secure storage space for residential and commercial customers. Through its wholly owned subsidiaries, the company owns and/or manages 12 self-storage properties in Connecticut, Illinois, Indiana, New York, Ohio, Pennsylvania, South Carolina, and Oklahoma.
For more information, go to ir.globalselfstorage.us or visit the company’s customer site at www.globalselfstorage.us. You can also follow Global Self Storage on Twitter, LinkedIn and Facebook.

Non-GAAP Financial Measures
This press release contains certain non-GAAP financial measures. FFO and FFO per share are non-GAAP measures defined by the National Association of Real Estate Investment Trusts (NAREIT) and are considered helpful measures of REIT performance by REITs and many REIT analysts. NAREIT defines FFO as a REIT’s net income, excluding gains or losses from sales of property, and adding back real estate depreciation and amortization. FFO and FFO per share are not a substitute for net income or earnings per share. FFO is not a substitute for GAAP net cash flow in evaluating the company’s liquidity or ability to pay dividends, because it excludes financing activities presented on its statements of cash flows. In addition, other REITs may compute these measures differently, so comparisons among REITs may not be helpful. However, the company believes that to further understand the performance of its stores, FFO should be considered along with the net income and cash flows reported in accordance with GAAP and as presented in the company’s financial statements.

AFFO represents FFO excluding the effects of business development, capital raising, store acquisition, and third-party management marketing expenses and non-recurring items, which management believes are not indicative of the company’s operating results. The company presents AFFO because it believes it is a helpful measure in understanding the company’s results of operations insofar as it believes that the items noted above that are included in FFO, but excluded from AFFO, are not indicative of the company’s ongoing operating results. The company also believes that the investment community considers its AFFO (or similar measures using different terminology) when evaluating the company. Because other REITs or real estate companies may not compute AFFO in the same manner as the company does, and may use different terminology, the company’s computation of AFFO may not be comparable to AFFO reported by other REITs or real estate companies.

The company believes net operating income or “NOI” is a meaningful measure of operating performance because it utilizes NOI in making decisions with respect to, among other things, capital allocations, determining current store values, evaluating store performance, and in comparing period-to-period and market-to-market store operating results. In addition, the company believes the investment community utilizes NOI in determining operating performance and real estate values and does not consider depreciation expense because it is based upon historical cost. NOI is defined as net store earnings before general and administrative expenses, interest, taxes, depreciation, and amortization.

NOI is not a substitute for net income, net operating cash flow, or other related GAAP financial measures, in evaluating the company’s operating results.

Same-Store Self Storage Operations Definition
The company considers its same-store portfolio to consist of only those stores owned and operated on a stabilized basis at the beginning and at the end of the applicable periods presented. The company considers a store to be stabilized once it has achieved an occupancy rate that the company believes, based on its assessment of market-specific data, is representative of similar self-storage assets in the applicable market for a full year measured as of the most recent January 1 and has not been significantly damaged by natural disaster or undergone significant renovation or expansion. The company believes that same-store results are useful to investors in evaluating its performance because they provide information relating to changes in store-level operating performance without taking into account the effects of acquisitions, dispositions, or new ground-up developments. At September 30, 2019, the company owned 11 same-store properties and no non same-store properties. The company believes that, by providing same-store results from a stabilized pool of stores, with accompanying operating metrics including, but not limited to, variances in occupancy, rental revenue, operating expenses, and NOI, stockholders and potential investors are able to evaluate operating performance without the effects of non-stabilized occupancy levels, rent levels, expense levels, acquisitions, or completed developments. Same-store results should not be used as a basis for future same-store performance or for the performance of the company’s stores as a whole.

Cautionary Note Regarding Forward Looking Statements
Certain information presented in this press release may contain “forward-looking statements” within the meaning of the federal securities laws including, but not limited to, the Private Securities Litigation Reform Act of 1995. Forward looking statements include statements concerning the Company’s plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions, and other information that is not historical information. In some cases, forward looking statements can be identified by terminology such as “believes,” “plans,” “intends,” “expects,” “estimates,” “may,” “will,” “should,” “anticipates,” or the negative of such terms or other comparable terminology, or by discussions of strategy. All forward-looking statements by the Company involve known and unknown risks, uncertainties and other factors, many of which are beyond the control of the Company, which may cause the Company’s actual results to be materially different from those expressed or implied by such statements. The Company may also make additional forward looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by the Company or on its behalf, are also expressly qualified by these cautionary statements. Investors should carefully consider the risks, uncertainties, and other factors, together with all of the other information included in the Company’s filings with the Securities and Exchange Commission, and similar information. All forward-looking statements, including without limitation, the Company’s examination of historical operating trends and estimates of future earnings, are based upon the Company’s current expectations and various assumptions. The Company’s expectations, beliefs and projections are expressed in good faith, but there can be no assurance that the Company’s expectations, beliefs and projections will result or be achieved. All forward looking statements apply only as of the date made. The Company undertakes no obligation to publicly update or revise forward looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.
Contacts:

Global Self Storage
Mark C. Winmill, President and CEO
1 (212) 785-0900, ext. 201
mwinmill@globalselfstorage.us

CMA Investor Relations
Ron Both
Tel (949) 432-7566
SELF@cma.team

GLOBAL SELF STORAGE, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2019	December 31, 2018
Assets
Real estate assets, net	$53,233,742	$53,811,737
Cash and cash equivalents	1,116,000	1,526,203
Restricted cash	244,059	186,063
Investments in securities	1,922,709	1,567,607
Accounts receivable	102,083	67,604
Prepaid expenses and other assets	457,029	263,767
Line of credit issuance costs, net	351,701	471,196
Goodwill	694,121	694,121
Total assets	$58,121,444	$58,588,298
Liabilities and equity
Note payable, net	$18,949,101	$19,269,250
Accounts payable and accrued expenses	2,385,332	2,113,172
Line of credit borrowing	380,000	—
Total liabilities	21,714,433	21,382,422
Commitments and contingencies
Equity
Preferred stock, $0.01 par value: 50,000,000 shares authorized, no shares outstanding	—	—
Common stock, $0.01 par value: 450,000,000 shares authorized, 7,729,006 and 7,692,624 issued and outstanding at September 30, 2019 and December 31, 2018, respectively	77,290	76,926
Additional paid in capital	34,096,859	33,961,903
Retained earnings	2,232,862	3,167,047
Total equity	36,407,011	37,205,876
Total liabilities and equity	$58,121,444	$58,588,298

GLOBAL SELF STORAGE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2019	2018	2019	2018
Revenues
Rental income	$2,115,053	$1,988,133	$6,231,190	$5,844,286
Other property related income	72,194	70,020	211,255	195,482
Total revenues	2,187,247	2,058,153	6,442,445	6,039,768
Expenses
Property operations	869,231	785,795	2,706,109	2,459,160
General and administrative	533,418	436,335	1,644,057	1,358,088
Depreciation and amortization	351,711	349,507	1,056,087	1,047,553
Business development	72,691	15,000	95,985	25,000
Total expenses	1,827,051	1,586,637	5,502,238	4,889,801
Operating income	360,196	471,516	940,207	1,149,967
Other income (expense)
Dividend and interest income	17,180	17,665	51,826	58,790
Unrealized gain (loss) on marketable equity securities	127,820	(180,021)	355,102	(4,579)
Interest expense	(255,963)	(219,792)	(773,234)	(660,209)
Total other income (expense), net	(110,963)	(382,148)	(366,306)	(605,998)
Net income	$249,233	$89,368	$573,901	$543,969
Earnings per share
Basic	$0.03	$0.01	$0.08	$0.07
Diluted	$0.03	$0.01	$0.08	$0.07
Weighted average shares outstanding
Basic	7,646,875	7,623,182	7,639,588	7,620,747
Diluted	7,652,257	7,626,286	7,640,874	7,621,769

Reconciliation of GAAP Net Income to Same-Store Net Operating Income

The following table presents a reconciliation of same-store net operating income to net income as presented on the company’s unaudited consolidated statements of operations for the periods indicated:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2019	2018	2019	2018
Net income	$249,233	$89,368	$573,901	$543,969
Adjustments:
General and administrative	533,418	436,335	1,644,057	1,358,088
Depreciation and amortization	351,711	349,507	1,056,087	1,047,553
Business development	72,691	15,000	95,985	25,000
Dividend, interest, and other income	(17,180)	(17,665)	(51,826)	(58,790)
Unrealized gain on marketable equity securities	(127,820)	180,021	(355,102)	4,579
Interest expense	255,963	219,792	773,234	660,209
Total same-store net operating income	$1,318,016	$1,272,358	$3,736,336	$3,580,608

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2019	2018	2019	2018
Same-store revenues	$2,187,247	$2,058,153	$6,442,445	$6,039,768
Same-store cost of operations	869,231	785,795	2,706,109	2,459,160
Total same-store net operating income	$1,318,016	$1,272,358	$3,736,336	$3,580,608